For period ending (a) December 31, 1995
File number 811-2927


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


      The  Annual  Meeting of Stockholders was held on June 27, 1995.   At  such
meeting the Stockholders elected Directors and ratified the selection of independent accountants.


      A  Special  Meeting of Stockholders was held on July 19,  1995.   At  such
meeting, the shareholders voted on the following proposals:


1.    Approval  of  the elimination of the Fund's investment   restriction  that
limits  the Fund     to investing in only those    securities described  in  the
Fund's Prospectus under the   caption "Investment Objective and Policies."

          Affirmative         Negative
          Votes Cast          Votes Cast

          231,223,978         50,937,887

2.    Approval  of  the  elimination  of  the  Fund's  investment    restriction
regarding the  purchase and sale of puts,calls    or combinations thereof.

          Affirmative         Negative
          Votes Cast          Votes Cast

          218,178,821         61,700,485

3. Approval of the elimination of the Fund's investment restriction limiting the Fund's ability to invest in the securities of any issuer in which officers and Directors of the Fund or its investment adviser own more than a specified interest.

          Affirmative         Negative
          Votes Cast          Votes Cast

          220,510,267         59,850,555

4.   Approval of an amended and restated Distribution and Service Plan.

          Affirmative         Negative
          Votes Cast          Votes Cast

          229,090,778         45,711,248

5.    Approval  of an amendment to the Articles of Incorporation to  permit  the
Board     of Directors to classify and reclassify the unissued capital stock  of the Fund.

          Affirmative         Negative
          Votes Cast          Votes Cast

          228,215,092         50,408,682




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